UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Ecology and Environment, Inc.

(Name of Registrant as Specified In Its Charter)

Mill Road Capital II, L.P.

Mill Road Capital II GP LLC

Mill Road Capital Management LLC

Thomas E. Lynch

Scott P. Scharfman

Justin C. Jacobs

Michael El-Hillow

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Mill Road Capital (“Mill Road”) today announced that it is sending a letter to shareholders in connection with EEI’s 2017 Annual Meeting of Shareholders (“Annual Meeting”), which will be held at 9:00 a.m., Eastern Daylight Savings Time, on Thursday, April 20, 2017. In the letter, Mill Road seeks to set the record straight on misleading statements that the company has made. Mill Road urges shareholders to vote “FOR” Mill Road’s highly qualified nominees, by signing, dating and returning the GREEN proxy card. A copy of the letter can be found below and may also be viewed at the following link: http://www.Investor-Com.com/EEI.

MILL ROAD SETS THE RECORD STRAIGHT FOR EEI SHAREHOLDERS

April 4th, 2017 – GREENWICH, Conn. – Today, Mill Road Capital II, L.P. issued the following open letter to the Class A shareholders of Ecology and Environment, Inc.

To Our Fellow Class A Shareholders of Ecology and Environment, Inc.:

As the largest shareholder of EEI, we are directly aligned with your interests. We have nominated two highly qualified independent director candidates with the precise experience and skill sets required to bring urgently needed new perspectives to the EEI board and drive long-term shareholder value creation. Our nominees, Justin Jacobs and Michael El-Hillow, are deeply committed to constructively working with the Class B Directors and the management team to honor EEI’s legacy of commitment to its employees and the environment.

In response to the Board’s false claims, we urge you to carefully review the REAL facts below. This is far from an exhaustive list, but we hope that correcting some of the most blatant inaccuracies will help you to make your voting decision. After reviewing these FACTS, we trust you will vote your shares on the GREEN proxy card so that we can give all Class A shareholders the highest probability of maximizing the future value of all shares.

CLAIM: Mill Road Uses Misleading Financial Metrics

FACT: Mill Road Shows EEI Revenue, Gross Profit & Income from Operations Directly from SEC Filings

The Board claims that “MRC uses misleading financial metrics to misinform shareholders”. For ease of review, we have re-printed below the table directly from our definitive proxy materials:

	Fiscal Year Ending July 31,					12 Mos. Ending 1/29/17
	2012	2013	2014	2015	2016		Decline
Revenue, net	$155.4	$134.9	$128.4	$126.9	$105.8	$101.5	-34.7%
Gross Profit	$67.5	$60.1	$58.1	$56.1	$47.8	$45.4	-32.7%
Income from Operations	$4.8	($0.9)	($0.5)	$7.6	$4.1	$3.7	-22.8%

From our perspective, Revenue, Gross Profit, and Income from Operations are critical financial metrics to understand the operating performance of a business. Each of these metrics are down materially since 2012.

The Company, on the other hand, cites two metrics from the Income Statement: Indirect Costs and Total Net Income. The Company notes that Indirect Costs decreased by 29% between 2013 and 2016. While decreasing costs is laudable, declining Revenue, Gross Profit and Income from Operations more than offset any benefits from these cuts. The Company cannot cut its way to prosperity. The lack of investment into the Company is likely a primary driver of continued revenue decline.

We also agree that Net Income is an important metric, but the Board is cherry-picking by focusing on the period between Fiscal 2014 and Fiscal 2016, rather than long-term results. Starting in 2012 the Company has earned a CUMULATIVE $2 million in Net Income, averaging less than $0.10 per share in earnings per year.

	Fiscal Year Ending July 31,					6 Mos. Ending 1/29/2017	2012 – Current CUMULATIVE
	2012	2013	2014	2015	2016
Net Income ($mm)	$0.8	($2.1)	($1.4)	$3.4	$0.9	$0.6	$2.1

Whether one looks at Revenue, Gross Profit, Income from Operations, or Net Income, the answer is the same: EEI’s operating results are deteriorating and this trend needs to be reversed.

CLAIM: MRC Compares EEI to Overly Broad, Unrelated Peer Group

FACT: Mill Road Compares EEI to the NASDAQ and an Industry Expert Chosen Peer Group

It should be quite telling to all shareholders that the Board makes no mention of any share price return metrics in any of its solicitation materials. As the Company’s largest shareholder, we unfortunately know all too well this is due to poor absolute performance and material underperformance versus any relevant equity benchmark or peer group.

The chart below shows total return (share price performance PLUS DIVIDENDS) over the last five years for EEI, the NASDAQ Composite Index, and an index of 22 companies chosen by the Environmental Financial Consulting Group, a leading environmental industry consultant.

A shareholder who bought $100 of EEI stock five years ago now only has $77 to show for it, even AFTER dividends. Compare this to NASDAQ, which would yield $204 and the Peer Group, which would return $196. Further, the Board states that the Peer Group is not correct. Here is the list of 22 companies in this well-regarded industry expert’s list:

ARCA, ACM, BWXT, CBI, ENG, EXPO, FLR, WSP, HIL, IBG, ICFI, JEC, KBR, LDOS, NVEE, SNC, STN, TTEK, TRR, VSR, WLDN …and EEI.

The Board claims this is not a relevant peer group, but it was picked by a 3rd party industry expert and EEI is in the Peer Group. If Mill Road was to further focus on the companies in this Peer Group with material environmental business, we could pick the following companies: EXPO, WSP, ICFI, NVEE, STN, TTEK, TRR, and VSR. This “Environmental Only Peer” group actually OUTPERFORMS the wider Peer Group as shown below.

The unfortunate answer is that it does not matter what index we select, it does not matter what peer group we select, and it does not matter what time period we select (1, 2, 3, 5, or 10 years)—the answer is the same. An investment in EEI has performed materially worse than any relevant equity index or peer group. The Board of EEI needs to take ACCOUNTABILITY for this LACK OF PERFORMANCE.

CLAIM: EEI’s 30 Years of Consecutive Dividends Are Sustainable

FACT: EEI Cut the Dividend by 17% in July 2016

The Board claims that their dividends are sustainable, but if they really believed that, then why did they cut the dividend by 17%? A brief review of the chart below gives the full picture.

Note: $ in millions.

As the Board wrote in their own materials, Net Income is an important metric to review. Starting in 2012, EEI has earned $2.1 million of CUMULATIVE Net Income. Over this same time period, EEI paid $11.1 million in dividends. Over the long term, dividends should only be paid out of the Net Income the Company has made. The Board has been paying out more than it has made, which is unsustainable, and is evidenced by the fact that the Board already cut the shareholders dividend in 2016. We share the Board’s view that many shareholders own EEI stock because of the dividend, and our Nominees want to reverse the decline in Revenue and Profits so that EEI actually has EARNINGS to not only pay the dividend but also increase it over time.

CONCLUSION: Vote for Justin Jacobs and Michael El-Hillow

We believe that EEI’s shareholders are intelligent and are able to see through the Company’s misleading statements. EEI’s performance has suffered under a tired board and a lack of direction. Our well-qualified and independent nominees represent the best opportunity to provide the new perspective needed to turn the Company around. We greatly appreciate the support we have received so far and we urge all shareholders to support our nominees by voting on the GREEN proxy card.

For any questions or issues voting your shares, please contact us below

65 Locust Avenue

New Canaan, CT 06840

(203) 972-9300

Stockholders Call Toll-Free at: (877) 972-0090

E-mail: info@investor-com.com

YOUR VOTE IS IMPORTANT. VOTE “FOR” THE MILL ROAD CLASS A BOARD NOMINEES ON THE GREEN PROXY CARD TODAY.

To help you in your decision as to which slate of candidates to support, please read our definitive proxy statement and the presentation to shareholders Mill Road filed on March 24, 2017 regarding the election of directors for the Company. The definitive proxy statement, which contains information relating to the participants in the proxy solicitation in support of Mill Road’s nominees, and the presentation to shareholders are both available at no charge on the Securities and Exchange Commission’s website at www.sec.gov or by contacting our proxy solicitor, InvestorCom, Inc., by telephone toll-free at 1-877-972-0090. We hope you will find this information helpful as you consider which slate to support.

ON MARCH 21, 2017, MILL ROAD, TOGETHER WITH THE OTHER PARTICIPANTS FILED A DEFINITIVE PROXY STATEMENT ON SCHEDULE 14A AND A RELATED FORM OF PROXY WITH THE SECURITIES AND EXCHANGE COMMISSION, IN CONNECTION WITH MILL ROAD’S SOLICITATION OF PROXIES FOR THE 2017 ANNUAL MEETING OF SHAREHOLDERS OF ECOLOGY AND ENVIRONMENT, INC.

STOCKHOLDERS OF ECOLOGY AND ENVIRONMENT, INC. ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE SOLICITATION OF PROXIES IN FOR USE AT THE ANNUAL MEETING. THE DEFINITIVE PROXY STATEMENT AND GREEN PROXY CARD WILL BE AVAILABLE TO THE STOCKHOLDERS OF ECOLOGY AND ENVIRONMENT, INC. FROM THE PARTICIPANTS AT NO CHARGE, BY CONTACTING OUR PROXY SOLICITOR, INVESTORCOM, INC., BY PHONE TOLL-FREE AT 1-877-972-0090, AND ARE ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV.

We thank you for your time and consideration of this matter and appreciate your vote.

Kind regards,

/s/ JUSTIN C. JACOBS
Justin C. Jacobs
Managing Director
Mill Road Capital, L.P.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

In addition to the Nominees (who are Justin C. Jacobs and Michael El-Hillow), the “Participants” in the proxy solicitation are Mill Road, Mill Road Capital II GP LLC, Mill Road Capital Management LLC, Thomas E. Lynch, and Scott P. Scharfman.

As of the record date and the date of this letter, Mill Road, the Participants and their associates beneficially owned an aggregate of 463,072 shares of Class A Common Stock, representing approximately 15.4% of the 3,000,956 outstanding shares of Class A Common Stock as reported in EEI’s proxy statement dated March 7, 2017. The following table provides information about the beneficial ownership of Common Stock by Mill Road, Mill Road Capital GP II LLC, Mr. Lynch and Mr. Scharfman as of the date of this filing. The other Participants and the associates of both Mill Road and the Participants do not beneficially own any shares of Common Stock. Mill Road and the Participants do not beneficially own any securities of any parent or subsidiary of EEI.

		Amount and Nature of Beneficial Ownership
Title of Class	Name and Address of Beneficial Owner	Shares Held	Right to Acquire	Total Number	Percent of Class (3)
Common Stock	Mill Road Capital II, L.P. (1) 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

Common Stock	Mill Road Capital II GP LLC (2) 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

Common Stock	Thomas E. Lynch (2) c/o Mill Road Capital II GP LLC 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

Common Stock	Scott P. Scharfman (2) c/o Mill Road Capital II GP LLC 382 Greenwich Avenue, Suite One, Greenwich, Connecticut 06830	463,072	0	463,072	15.43%

(1)	Mill Road Capital II, L.P. beneficially owns 463,072 shares of Common Stock, 1,000 of which are held of record.
(2)	Mill Road Capital II GP LLC, and Mr. Lynch and Mr. Scharfman as the Management Committee Directors of Mill Road Capital GP II LLC, each has shared power to vote and dispose of the 463,072 shares of Common Stock beneficially owned by Mill Road Capital II, L.P.
(3)	For purposes of calculating the percent of class, shares of outstanding Class A Common Stock excludes shares of Class B Common Stock that did not convert prior to the record date.

About Mill Road Capital

Mill Road Capital is a private investment firm focused on investing in and partnering with publicly traded micro-cap companies in the U.S. and Canada. The firm has flexible, long-term capital with the ability to purchase shares in the open market, buy large block positions from existing shareholders, provide capital for growth or acquisition opportunities, or execute going-private transactions. The firm has raised approximately $670 million of aggregate equity capital commitments and has offices in Greenwich, CT and the San Francisco Bay Area. More information can be found at http://www.millroadcapital.com.

Contact:

InvestorCom

John Glenn Grau, (203)972-9300